Exhibit 10.2
THIRD AMENDMENT TO LEASE
THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 27th day of June, 2022 (the “Third Amendment Execution Date”), by and between BMR-BAYSHORE BOULEVARD LP, a Delaware limited partnership (“Landlord”), and CAREDX, INC., a Delaware corporation (“Tenant”).
RECITALS
A.WHEREAS, Landlord, formerly known as BMR-Bayshore Boulevard LLC, a Delaware limited liability company, and Tenant, formerly known as XDx, Inc., a Delaware corporation, which was itself formerly known as Expression Diagnostics, Inc., a Delaware corporation, are parties to that certain Lease dated as of April 27, 2006 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of November 10, 2010, and as further amended by that certain Second Amendment to Lease dated as of January 2, 2020 (the “Second Amendment”) (collectively, and as the same may have been further amended, amended and restated, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises consisting of approximately 46,034 square feet of Rentable Area (the “Existing Premises”) from Landlord at 3260 Bayshore Boulevard in Brisbane, California (the “Building”);
B.WHEREAS, Landlord and Tenant desire to expand the Existing Premises; and
C.WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.
AGREEMENT
NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:
1.Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.
2.Expansion of the Existing Premises. That certain space located on the first (1st) floor of the Building, consisting of approximately fifteen thousand four hundred ten (15,410) square feet of Rentable Area, as shown on Exhibit A attached hereto, is referred to herein as the “Additional Premises.” Tenant shall lease the Additional Premises effective as of July 1, 2022 (the “Additional Premises Term Commencement Date”). Accordingly, effective upon the Additional Premises Term Commencement Date, the Existing Premises shall be increased to include the Additional Premises. Effective as of the Additional Premises Term Commencement Date, all references to the “Premises” in the Lease shall mean and refer to the Existing Premises as expanded by the Additional Premises. Landlord shall deliver exclusive possession of the Additional Premises to Tenant on the Additional Premises Term Commencement Date.
3.Third Amendment Additional Premises Term. The term of the leasehold of the Additional Premises granted by this Amendment (the “Third Amendment Additional Premises Term”) shall commence on the Additional Premises Term Commencement Date and shall be coterminous with the Term of the Lease for the Existing Premises, such that the Term with respect to the entire Premises (including both the Existing Premises and the Additional Premises)

shall expire on the Term Expiration Date (i.e., February 28, 2029), subject to extension or earlier termination as provided in the Lease.
4.Basic Annual Rent.
4.1Basic Annual Rent for the Additional Premises. Commencing on the Additional Premises Term Commencement Date and continuing throughout the Third Amendment Additional Premises Term, Tenant shall pay to Landlord monthly installments of Basic Annual Rent for the Additional Premises in the amounts set forth below:

Dates	Square Feet of Rentable Area	Monthly Basic Annual Rent per Square Foot of Rentable Area	Monthly Installment of Basic Annual Rent
7/1/22 – 6/30/23	15,410	$6.75	$104,017.50*
7/1/23 – 6/30/24	15,410	$6.99	$107,715.90
7/1/24 – 6/30/25	15,410	$7.23	$111,414.30
7/1/25 – 6/30/26	15,410	$7.48	$115,266.80
7/1/26 – 6/30/27	15,410	$7.75	$119,427.50
7/1/27 – 6/30/28	15,410	$8.02	$123,588.20
7/1/28 – 2/28/29	15,410	$8.30	$127,903.00
* Subject to the Additional Premises Free Rent Period (as defined below).
4.2Basic Annual Rent for the Existing Premises. Tenant shall continue to pay Basic Annual Rent for the Existing Premises in the amounts, and at the times, set forth in the Existing Lease.
4.3Basic Annual Rent Abatement for the Additional Premises. So long as no Default by Tenant has occurred, Tenant shall not be required to pay the monthly installments of Basic Annual Rent solely with respect to the Additional Premises for the first (1st) and second (2nd) months of the Third Amendment Additional Premises Term (such period, the “Additional Premises Free Rent Period”); provided, however, that the total amount of Basic Annual Rent abated during the Additional Premises Free Rent Period shall not exceed Two Hundred Eight Thousand Thirty-Five and 00/100 Dollars ($208,035.00) (the “Additional Premises Free Rent Cap”). During the Additional Premises Free Rent Period, Tenant shall continue to be responsible for the payment of all of Tenant’s other Rent obligations under the Lease, including all Basic Annual Rent with respect to the Existing Premises and all Additional Rent such as Operating Expenses, the Property Management Fee (which shall be calculated as if the Additional Premises Free Rent Period was not in effect), and costs of utilities for the Premises. Upon the occurrence of any Default during the Additional Premises Free Rent Period, (a) the abatement of Basic Annual Rent granted under this Section shall be immediately suspended commencing on the date of such Default and continuing until the date that Tenant cures such Default (such period, the

“Default Period”), (b) the Additional Premises Free Rent Period shall not toll or be extended in any manner whatsoever (such that Tenant shall lose the benefit of any Basic Annual Rent abatement that would have accrued during the Default Period), and (c) the Additional Premises Free Rent Cap shall be reduced accordingly. In the event of any Default that results in termination of the Lease, then, as part of the recovery to which Landlord is entitled pursuant to the Lease, and in addition to any other rights or remedies to which Landlord may be entitled pursuant to the Lease (including Article 24 of the Original Lease), at law or in equity, Landlord shall be entitled to the immediate recovery, as of the day immediately prior to such termination of the Lease, of the unamortized amount of Basic Annual Rent that Tenant would have paid had the Additional Premises Free Rent Period not been in effect.
5.Property and Project. The Property currently consists of a three (3) building project located at 3240, 3260 and 3280 Bayshore Boulevard in Brisbane, California. To clarify, and notwithstanding anything to the contrary in the Existing Lease, (i) the term “Property” means and refers to the real property owned by Landlord at 3240, 3260 and 3280 Bayshore Boulevard in Brisbane, California, (ii) the term “Project” means and refers, collectively, to the Property, and all landscaping, parking facilities, private drives and other improvements and appurtenances related thereto, including the Building and the other buildings located at 3240 and 3280 Bayshore Boulevard in Brisbane, California, and (iii) all portions of the Project that are for the non-exclusive use of tenants of the Project generally, including driveways, sidewalks, parking areas, landscaped areas, and certain applicable service corridors, stairways, elevators, public restrooms and public lobbies (but excluding the Building), are collectively referred to as “Common Area.”
6.Rentable Area; Pro Rata Share. To clarify, and notwithstanding anything to the contrary in the Existing Lease, as of the Third Amendment Execution Date, (a) Tenant’s Pro Rata Share is deleted and replaced with “Tenant’s Pro Rata Share of Building” and means 74.92%, (b) the “Rentable Area of Project” means approximately 183,344 square feet of Rentable Area, (c) “Tenant’s Pro Rata Share of Project” means 25.11%, and (d) “Tenant’s Pro Rata Share” means either Tenant’s Pro Rata Share of Building or Tenant’s Pro Rata Share of Project, as applicable. Effective as of the Additional Premises Term Commencement Date, (x) the Rentable Area of Premises shall mean approximately 61,444 square feet of Rentable Area, (y) Tenant’s Pro Rata Share of Building shall mean 100%, and (z) Tenant’s Pro Rata Share of Project shall mean 33.51%. In addition to Basic Annual Rent, Tenant shall continue to pay to Landlord as Additional Rent Tenant’s Pro Rata Share of Building or Tenant’s Pro Rata Share of Project, as applicable, of Operating Expenses as provided in the Lease. Each of the foregoing numbers and percentages have been agreed to by Landlord and Tenant and shall not be subject to adjustment.
7.Condition of Additional Premises and Additional Premises TI Allowance.
7.1Condition of Additional Premises. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Additional Premises or with respect to the suitability of the Additional Premises for the conduct of Tenant’s business. Tenant acknowledges that (a) it is fully familiar with the condition of the Additional Premises and agrees to take the same in its condition “as is” as of the Additional Premises Term Commencement Date and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Additional Premises for Tenant’s occupancy or to pay for or construct any improvements to the Additional Premises, except for payment of the Additional Premises TI Allowance (as defined below), performance of Landlord’s Delivery Obligation (as defined below) and performance of any express repair and maintenance obligations of Landlord under the Lease. Landlord shall deliver the Additional Premises to Tenant with the existing elevators, heating, ventilating, air conditioning, electrical, plumbing and fire and life-safety systems serving the Additional Premises (collectively, the “Building Systems”) in good working order, condition and repair (such obligation, “Landlord’s Delivery Obligation”). Tenant’s taking possession of the Additional Premises shall, except as otherwise agreed to in writing by Landlord and Tenant, conclusively establish that the Additional Premises was at such time in good, sanitary and satisfactory condition and repair and that Landlord’s Delivery Obligation was satisfied; provided that, if Landlord fails to satisfy Landlord’s Delivery Obligation (a “Delivery Shortfall”), then Tenant may, as its sole and exclusive remedy, deliver notice of such failure to Landlord detailing the nature of such failure (a “Shortfall Notice”); provided, further, that any Shortfall Notice must be received by Landlord no later than the date (the “Shortfall Notice Deadline”) that is sixty (60) days after the Additional Premises Term Commencement Date. In the event that Landlord receives a Shortfall Notice on or before the Shortfall Notice Deadline, Landlord shall, at Landlord’s expense (without inclusion in Operating Expenses), promptly remedy the Delivery Shortfall. Notwithstanding anything to the contrary in this Amendment, Landlord shall not have any obligations or liabilities in connection with (x) a failure to satisfy Landlord’s Delivery Obligation except to the extent such failure is identified by Tenant in a Shortfall Notice delivered to Landlord on or before the Shortfall Notice Deadline, or (y) any failure of the Building Systems to be in good working order, condition or repair due to any event, circumstance or other factor arising or occurring after the Additional Premises Term Commencement Date (including, without limitation, (i) any act or omission of Tenant, Tenant’s contractors or subcontractors, or any of their respective employees, agents or invitees, (ii) the construction of the Tenant Improvements (as defined below), or (iii) Tenant’s failure to properly repair or maintain the Additional Premises as required by the Lease), and no Delivery Shortfall shall be deemed to have occurred as a result thereof.
7.2Additional Premises TI Allowance. Tenant shall cause the work (the “Tenant Improvements”) described in the Work Letter attached hereto as Exhibit A (the “Work Letter”) to be constructed in the Additional Premises pursuant to the Work Letter at a cost to Landlord not to exceed (a) Two Hundred Thirty-One Thousand One Hundred Fifty and 00/100 Dollars ($231,150.00) (based upon Fifteen and 00/100 Dollars ($15.00) per square foot of Rentable Area of the Additional Premises) (the “Additional Premises TI Allowance”). The Additional Premises TI Allowance may be applied to the costs of (a) construction (including, standard laboratory improvements; finishes; building fixtures; demolition, removal and related repairs of any furniture, fixtures and equipment remaining in the Additional Premises as of the Third Amendment Execution Date (but only to the extent related to the construction of the new improvements forming part of the Tenant Improvements); installation costs for Tenant’s electrical, telephone and data cabling and wiring, and related connection charges, (b) project review by Landlord (which fee shall equal one and one-half percent (1½%) of the cost of the Tenant Improvements, including the Additional Premises TI Allowance), (c) commissioning of mechanical, electrical and plumbing systems by a licensed, qualified commissioning agent hired by Tenant, and review of such party’s commissioning report by a licensed, qualified commissioning agent hired by Landlord, (d) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (e) building permits and other taxes, fees, charges and levies by Governmental Authorities for permits or for inspections of the Tenant Improvements, (f) costs and expenses for labor and material, and (g) a project management fee for Tenant’s construction manager; provided that, no more than four percent (4%) of the Additional Premises TI Allowance shall be applied to such project management fee. In no event shall the Additional Premises TI Allowance be used for (i) the cost of work that is not authorized by the Approved Plans (as defined in the Work Letter), (ii) payments to Tenant or any affiliates of Tenant, (iii) the purchase of any furniture, signage, personal property or other non-building system equipment, (iv) costs arising from any default of Tenant of its obligations under the Lease, (v) costs that are recoverable by Tenant from a third party (e.g. insurers, warrantors or tortfeasors), or (vi) as a credit against any Rent amounts payable under the Lease.
7.3Additional Premises TI Deadline. Tenant shall have until June 30, 2023 (the “Additional Premises TI Deadline”), to submit Fund Requests (as defined in the Work Letter) to Landlord for disbursement of the unused portion of the Additional Premises TI

Allowance, after which date Landlord’s obligation to fund any such costs for which Tenant has not submitted a Fund Request to Landlord shall expire.
8.Repairs and Maintenance.
8.1Allocation of Repair and Maintenance Responsibilities. From and after the Additional Premises Term Commencement Date, Sections 18.1 and 18.2 of the Original Lease shall be amended and restated in their entirety as follows:
“18.1. Landlord shall repair and maintain the roof of the Building, the foundation of the Building, the exterior walls and other structural supports of the Building, the exterior windows of the Building, the elevators within the Building, and the Common Area of the Project. Except for the items expressly enumerated in the immediately preceding grammatical sentence, Landlord shall not be required to maintain or make any repairs or replacements of any nature or description whatsoever to the Premises, Building or Project. Any costs related to the repair or maintenance activities specified in this Section 18.1 shall be included as a part of Operating Expenses, unless such repairs or maintenance is required in whole or in part because of any negligent or wrongful act or omissions of Tenant, its agents, servants, employees or invitees, in which case Tenant shall pay to Landlord the cost of such repairs and maintenance.
18.2. Except for services of Landlord, if any, required by Section 18.1, Tenant shall at Tenant’s sole cost and expense keep the Premises (i.e., the Existing Premises and the Additional Premises), and every part thereof in good condition and repair, including, without limitation, the fire sprinkler systems (if any), heating, ventilating, air conditioning, electrical systems and any other Premises Dedicated Systems (as defined below), damage thereto from ordinary wear and tear excepted. Tenant shall, upon the expiration or sooner termination of the Term, surrender the Premises to Landlord in as good of a condition as when received, ordinary wear and tear excepted. Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof. All systems and equipment exclusively servicing the Premises, including (without limitation) any generator serving the Building, any HVAC units or other HVAC components serving the Building, any exhaust fans, vacuum pumps or air compressors (any such system, a “Premises Dedicated System”), shall be the sole responsibility of Tenant and Landlord shall have no obligations with respect thereto. Tenant shall, at its sole cost and expense, maintain and keep any Premises Dedicated System in good condition and repair and shall otherwise be solely responsible for any repair, maintenance and/or replacement costs with respect to any such Premises Dedicated System. Tenant shall keep in full force and effect during the Term (and occupancy by Tenant, if any, after termination of this Lease) a preventative maintenance contract for quarterly, semi-annual, and annual inspections and maintenance for each Premises Dedicated System (in each case using a qualified, licensed, bonded service provider reasonably approved by Landlord). If requested in writing by Landlord, Tenant shall provide to Landlord copies of any Premises Dedicated System maintenance contracts and any Premises Dedicated System maintenance reports on a quarterly basis. In the event Landlord determines that Tenant is not properly maintaining a Premises Dedicated System, Landlord may take over Tenant’s responsibilities with respect to such Premises Dedicated System. Any costs or expenses incurred or payments made by Landlord as a result of Tenant failing to properly maintain a Premises Dedicated System, shall be deemed to be Additional Rent payable by Tenant within thirty (30) days of receiving an invoice therefor. Notwithstanding anything to the contrary in this Lease, Landlord shall have no liability, and Tenant shall have no right or remedy, on account of any interruption or impairment with respect to any Premises Dedicated System.”
9.Parking. From and after the Additional Premises Term Commencement Date, Tenant shall have a non-exclusive license to use the parking facilities serving the Building in common on an unreserved basis with other tenants of the Building and the Project at no additional cost to Tenant, at a ratio of 3.3 parking spaces per 1,000 square feet of Rentable Area of the entire Premises (i.e., the Existing Premises and the Additional Premises), which amounts to a total of two hundred three (203) parking spaces in the aggregate, inclusive of a total of eleven (11) Reserved Spaces in the aggregate for Tenant’s exclusive use on the side of the Building that faces Guadalupe Canyon Parkway. Tenant’s use of the Reserved Spaces shall be subject to the other rights, terms and conditions set forth in Section 15.2 of the Original Lease, including the right to install signage marking the Reserved Spaces subject to the terms and conditions therein.
10.Security Deposit. Effective as of the Third Amendment Execution Date, the amount of the required Security Deposit under the Lease is hereby increased to Two Hundred Thousand and 0/100 Dollars ($200,000).
11.Option to Extend Term. The Option set forth in Article 4 of the Second Amendment remains in full force and effect; provided that, for avoidance of doubt, the Option shall solely apply to the entire Premises (i.e., the Existing Premises and the Additional Premises) and may not be exercised by Tenant as to less than all of the entire Premises.
12.Right of First Refusal. Article 8 of the Second Amendment is hereby deemed null and void and of no further force or effect.
13.Certified Access Specialist Inspection. Neither the Existing Premises nor the Additional Premises has undergone inspection by a Certified Access Specialist (“CASp,” as defined in California Civil Code Section 55.52). Even if not required by California law, the Premises may be inspected by a CASp to determine whether the Premises comply with the ADA, and Landlord may not prohibit a CASp performing such an inspection. If Tenant requests that such an inspection take place, Landlord and Tenant shall agree on the time and manner of the inspection, as well as which party will pay the cost of the inspection and the cost to remedy any defects identified by the CASp. A Certified Access Specialist can inspect the Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under State law. Although State law does not require a Certified Access Specialist inspection of the Premises, Landlord may not prohibit Tenant from obtaining a Certified Access Specialist inspection of the Premises for the occupancy or potential occupancy of Tenant, if requested by Tenant. Landlord and Tenant shall agree on the arrangements for the time and manner of the Certified Access Specialist inspection, the payment of the fee for the Certified Access Specialist inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.
14.Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than Cushman & Wakefield (“Broker”), and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless Landlord and its affiliates, employees, agents and contractors for, from and against any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it. Broker is entitled to a leasing commission in connection with the making of this Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker.
15.No Default. Landlord and Tenant each represent, warrant and covenant to the other that, to such party’s actual knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

16.Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.
17.Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.
18.Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the sections and subsections in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.
19.Authority. Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.
20.Counterparts; Facsimile, Electronic and PDF Signatures. This Amendment may be executed in one or more counterparts, including counterparts executed and/or delivered by the use of electronic signatures, each of which, when taken together, shall constitute one and the same document. A facsimile, electronic signature, or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.
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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the Third Amendment Execution Date.
LANDLORD:
BMR-BAYSHORE BOULEVARD LP,
a Delaware limited partnership

By:    /s/ Kevin Simonsen
Name:    Kevin Simonsen
Title:    EVP, General Counsel & Secretary

TENANT:
CAREDX, INC.,
a Delaware corporation

By:    /s/ Abhishek Jain
Name:    Abhishek Jain
Title:    VP, Corporate Controller